Exhibit 10.1

A0B Biotech Inc
150 N Santa Anita Ave #300, Arcadia, Ca 91006
Tel: 626-821-1885; Fax: 626-821-1889; www.aobbiotech.com

Service and Consulting Agreement

I. Parties

This agreement is entered into as of June 19 2005 between AOB Biotech Inc. ("AOB"), a California corporation, with a principal place of business at 150 North Santa Anita Avenue, Suite 300, Arcadia, California 91006, and SuperMax USA, Inc. ("SuperMax"), a Japanese corporation located at No. 4489-2 Murakami, Yachiyo-city, Chiba Japan.

II. Recitals

AOB markets and sells a series of patented herbal and nutritional supplement products and formula bearing the brand name A0B Biotech ("AOB Biotech Products"). SuperMax desires to purchase AOB Biotech Products from AOB in accordance with the terms as herein set forth,

III. Terms and Conditions of Purchase

1.  SuperMax will purchase the following service from AOB at the price as specified:

Services Description and Total

Health Restore formula consulting service at $200,000.00

OPC-Complex formula consulting service at $300,000.00

Total: $500,000.00

2.  Upon signing of this agreement, SuperMax shall make total payment of $500,000 as one time payment towards the total purchase price by wire transferring said sum to the following bank account of AOB:

Account Name: AOB Biotech Inc.

Account Number: 0005-837-00583

Bank Name: East West Bank

Bank Address: 415 Huntington Dr., San Marino, CA 91108

Bank SWIFT Code: EWBKUS66XXX

3.  SuperMax shall pay AOB by no later than October 31, 2005.

4.  The payment terms and shipment schedules are as follows:

Formula First Delivery:

AOB shall deliver the first formula upon receiving the wiring for Health Restore.

Formula Second Delivery:

AOB shall deliver the second formula of 0PC-Complex on or before February, 2007.

5.  In the event SuperMax breached any of its payment obligations for any delivery, AOB shall withhold the formula. In case of AOB's application damages SuperMax, SuperMax shall not hold any liability to AOB in any way prejudice its right to full recourse under the law to sue for all damages caused by AOB's formula.

IV. General Provisions

1.  This agreement is governed by the laws of the State of California, and the jurisdiction for resolving any and all disputes arising hereunder rests with the Superior Court of the State of California. The parties hereto further agree that the venue for any legal action shall be the courthouse of the Central District of the County of Los Angeles, located at 111 North Hill Street, Los Angeles, California 90012.

2.  This agreement supersedes any and all prior and contemporaneous discussion and agreements between the parties hereto.

3.  This agreement is the sole written instrument reflecting all agreements between the parties hereto on the subject matter stated herein. This agreement shall not be changed or modified without the written consent of all parties hereto.

4.  There shall be no waiver or estoppel of any party's right to demand full performance under this agreement unless the waiver and estoppel be stated in writing and signed by the party against whom the defense is to be asserted.

5.  This agreement may be signed in counterparts and a facsimile signature may be deemed the same as the original.

AOB BIOTECH INC.

/s/ Nelson Liao
Nelson Liao
Chief Executive Officer

SuperMax USA, Inc.

/s/ Hideki Shibata
Hideki Shibata
President